EXHIBIT 15

October 7, 1998


FirstEnergy Corp.:

We are aware that FirstEnergy Corp. (the "Company") has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 2,100,000 shares of Common Stock, its Form's 10-Q for the quarters ended March 31, 1998 and June 30, 1998, which include our reports dated May 13, 1998 and August 12, 1998 covering the unaudited interim financial information of the Company contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP
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Arthur Andersen LLP